Exhibit 5.1

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA 600 PEACHTREE STREET ATLANTA, GEORGIA 30308 TEL 404 • 888 • 4000 FAX 404 • 888 • 4190
File No: 73394.005003
October 14, 2009

Board of Directors

Zep Inc.

1310 Seaboard Industrial Boulevard

Atlanta, Georgia 30318

Zep Inc. Registration Statement on Form S-3

$200,000,000 of Offered Securities

Ladies and Gentlemen:

We have acted as counsel to Zep Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company of (i) senior debt securities of the Company (the “Senior Debt Securities”), (ii) subordinated debt securities of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (iii) common stock of the Company, $0.01 par value per share (the “Common Stock”), (iv) preferred stock of the Company, $0.01 par value per share (the “Preferred Stock”), (v) preferred stock purchase rights of the Company (the “Preferred Stock Purchase Rights”), (vi) depository shares evidenced by receipts representing fractional interests in Preferred Stock (the “Depository Shares”), (vii) purchase contracts representing contractual obligations to purchase at a future date a number of shares of the Company’s Common Stock or Preferred Stock or an amount of Debt Securities, securities of an entity unaffiliated with the Company, currencies or commodities (the “Purchase Contracts”), (viii) warrants for the purchase of Debt Securities, Preferred Stock or Common Stock (collectively, the “Warrants”) and (ix) units consisting of two or more securities of the Company described in clauses (i) through (viii) or debt or equity securities of third parties, in any combination (the “Units” and, together with the Debt Securities, the Common Stock, the Preferred Stock, the Preferred Stock Purchase Rights, the Depository Shares, the Purchase Contracts, the Warrants, and the Units, the “Offered Securities”), having an aggregate maximum offering price not to exceed $200,000,000 as set forth in the Registration Statement on Form S-3 filed by the Company (the “Registration Statement”) on or about the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Senior Debt Securities will be issued pursuant to a senior debt securities indenture between the Company and the trustee named therein (the “Senior Indenture”) and Subordinated Debt Securities will be issued pursuant to a subordinated debt securities indenture between the Company and the trustee named therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Board of Directors

Zep Inc.

October 14, 2009

In connection with the foregoing, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), as certified by the Secretary of State of the State of Delaware (the “Secretary of State”) on September 24, 2009 and the Secretary of the Company on the date hereof;

(c)	the Amended and Restated By-Laws of the Company, as certified by the Secretary of the Company on the date hereof;

(d)	resolutions of a meeting of the Board of Directors of the Company, dated October 7, 2009, relating to, among other things, the preparation and filing of the Registration Statement and the due authorization of the Offered Securities, as certified by the Secretary of the Company on the date hereof;

(e)	a certificate, dated October 14, 2009, from the Secretary of State as to the Company’s existence, due incorporation and good standing in the State of Delaware (the “Delaware Certificate”); and

(f)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

We do not purport to express an opinion on any laws other than the General Corporation Law of the State of Delaware and we base our opinion set forth in Item 1 below solely on our review of the Delaware Certificate.

Board of Directors

Zep Inc.

October 14, 2009

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a corporation incorporated and existing under the laws of the State of Delaware and is in good standing with the Secretary of State.

2. When (a) the terms of any class or series of Offered Securities have been authorized by appropriate corporate action of the Company, and (b) the Offered Securities have been issued and sold upon the terms and conditions set forth in the Registration Statement (as declared effective by the Commission), the prospectus contained therein and any applicable prospectus supplement and the Company has received full payment therefor in accordance with the corporate authorization and, with respect to the Debt Securities, such Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indenture, then such Offered Securities will be validly issued and (x) in the case of Preferred Stock or Common Stock, such stock will be fully paid and nonassessable, and (y) in the case of Debt Securities, such Debt Securities will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the applicable Indenture, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other laws affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

In expressing the opinions set forth above, we have assumed that upon issuance of any Offered Securities (to the extent consisting of Common Stock, Preferred Stock, Preferred Stock Purchase Rights, Depositary Shares, Purchase Contracts, Warrants or Units), the total number of shares of Common Stock and Preferred Stock issued, outstanding and reserved for issuance will not exceed the total number of shares that the Company is then authorized to issue under its Certificate of Incorporation.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP